EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-86312 on Form S-3 and No. 333-53750 on Form S-8 of our report dated April 2, 2009, relating to the consolidated financial statements and financial statement schedule of Hampshire Group, Limited (which report on the consolidated financial statements expresses an unqualified opinion and includes (a) an explanatory paragraph regarding the adoption of the provisions of FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 as of January 1, 2007; (b) an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern; and (c) an explanatory paragraph regarding the definitive agreement dated February 24, 2009 for Hampshire Group, Limited to be acquired by NAF Acquisition Corp.) appearing in this Annual Report on Form 10-K of Hampshire Group, Limited for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
April 2, 2009